Exhibit 99.1

www.pdl.com

Contact:

James R. Goff

Senior Director,

Investor Relations

(510) 574-1421

jgoff@pdl.com

For Immediate Release

PDL ANNOUNCES SUCCESSFUL CLOSING OF GLOBAL ALLIANCE WITH

BIOGEN IDEC

TO DEVELOP AND COMMERCIALIZE

THREE PHASE II ANTIBODY PRODUCTS

Fremont, Calif., September 12, 2005 – Protein Design Labs, Inc. (PDL) (Nasdaq: PDLI) today announced the successful closing of its previously-announced collaboration with Biogen Idec following the satisfaction of all closing conditions, including expiration of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  On August 2, 2005, PDL and Biogen Idec announced the broad collaboration for the joint development, manufacture and commercialization of three Phase II antibody products. The agreement provides for shared development and commercialization of daclizumab in multiple sclerosis and indications other than transplant and respiratory diseases, and for shared development and commercialization of M200 (volociximab) and HuZAFTM (fontolizumab) in all indications.

At the closing, PDL received an upfront payment of $40 million, and Biogen Idec purchased common stock from PDL for aggregate proceeds to PDL of approximately $100 million.  The shares purchased are subject to certain lock-up restrictions. If multiple products are developed successfully in multiple indications and all milestones are achieved, PDL could receive certain development and commercialization milestone payments totaling up to $660 million.  Of these, $560 million are related to development and $100 million are related to commercialization of collaboration products.

About PDL

PDL is a biopharmaceutical company focused on the research, development and commercialization of novel therapies for inflammation and autoimmune diseases, acute cardiac conditions and cancer.  PDL markets several biopharmaceutical products in the United States through its hospital sales force and wholly-owned subsidiary, ESP Pharma, Inc. As a leader in the development of humanized antibodies, PDL has licensed its patents to numerous pharmaceutical and biotechnology companies, some of which are now paying royalties on net sales of licensed products.   Further information on PDL is available at www.pdl.com.

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those in the forward-looking statements. In particular, there can be no assurance that the parties will successfully develop or achieve the milestone events on any of the products or that the parties will perform their obligations under the agreement as anticipated.  While the parties are bound to proceed with certain obligations, the agreement contains provisions under which parties can reduce or eliminate their obligations to develop, manufacture and commercialize products, and no assurance can be given that either party will proceed with the development and commercialization of any product. Other factors that may affect the development and commercialization of products are discussed in PDL’s Annual Report on Form 10-K for the year ended December 31, 2004, and in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005 and in other filings made with the Securities and Exchange Commission.  All statements included in this press release are based upon information available to PDL as of the date hereof, and PDL assumes no obligation to update any such forward-looking statements.

Protein Design Labs and the PDL logo are registered U.S. trademarks and HuZAF is a trademark of Protein Design Labs, Inc.

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